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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. __)*



                           COLOR KINETICS INCORPORATED
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, $.001 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   19624P 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

CUSIP No. 19624P 10 0                 13G                      Page 2 of 6 Pages


--------------------------------------------------------------------------------
1.      Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        IHOR LYS

--------------------------------------------------------------------------------
2.      Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [ ]

--------------------------------------------------------------------------------
3.      SEC Use Only



--------------------------------------------------------------------------------
4.      Citizenship or Place of Organization

        UNITED STATES

--------------------------------------------------------------------------------
                       5     Sole Voting Power

                             1,124,500 SHARES

    Number             ---------------------------------------------------------
                       6     Shared Voting Power
   of Shares
                             N/A
 Beneficially
                       ---------------------------------------------------------
   Owned by            7     Sole Dispositive Power

Each Reporting               1,124,500 SHARES

 Person With:          ---------------------------------------------------------
                       8     Shared Dispositive Power

                             N/A

--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

        1,124,500 SHARES

--------------------------------------------------------------------------------
10.     Check if the Aggregate Amount in Row (9) Excludes
        Certain Shares (See Instructions) [ ]


--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

        6.1%

--------------------------------------------------------------------------------
12.     Type of Reporting Person (See Instructions)

        IN

--------------------------------------------------------------------------------

CUSIP No. 19624P 10 0                 13G                      Page 3 of 6 Pages



ITEM 1(a)      NAME OF ISSUER

               Color Kinetics Incorporated


ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

               10 Milk Street, Suite 1100, Boston, MA 02108


ITEM 2(a)      NAME OF PERSONS FILING

               Ihor Lys


ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

               Color Kinetics Incorporated, 10 Milk Street, Suite 1100, Boston, MA 02108


ITEM 2(c)      CITIZENSHIP

               United States


ITEM 2(d)      TITLE OF CLASS OF SECURITIES

               Common Stock, $.001 par value per share, of Color Kinetics Incorporated


ITEM 2(e)      CUSIP NUMBER

               19624P 10 0


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO ss.ss.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A: N/A

               (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o)

               (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)

               (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

               (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

               (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

               (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

               (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

               (h) [ ] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

               (i) [ ] A church plan that is excluded from the definition of an investment

CUSIP No. 19624P 10 0                 13G                      Page 4 of 6 Pages



                        company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

               (j) [ ]  Group, in accordance withss.240.13d-1(b)(1)(ii)(J)


ITEM 4.        OWNERSHIP.

               (a) AMOUNT BENEFICIALLY OWNED:

               The Reporting Person owns 1,124,500 shares.

               (b) PERCENT OF CLASS:

               The Reporting Person owns 6.1% of the class.

               (c) NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

               (i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

               1,124,500 shares

               (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

               N/A

               (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

               1,124,500 shares

               (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

               N/A

CUSIP No. 19624P 10 0                 13G                      Page 5 of 6 Pages



ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]


ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               N/A


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

               N/A


ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               N/A


ITEM 9.        NOTICE OF DISSOLUTION OF GROUP

               N/A


ITEM 10.       CERTIFICATION

               N/A

CUSIP No. 19624P 10 0                 13G                      Page 6 of 6 Pages




                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                        February 10, 2006
                                                 -------------------------------
                                                              Date


                                                          /s/ Ihor Lys
                                                 -------------------------------
                                                            Signature


                                                             Ihor Lys
                                                 -------------------------------
                                                              Name